UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2005

SEARS, ROEBUCK AND CO. (Exact name of registrant as specified in charter)

New York (State or Other Jurisdiction of Incorporation)	1-416 (Commission File Number)	36-1750680 (IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois (Address of principal executive offices)		60179 (Zip code)
Registrant's telephone number, including area code: (847) 286-2500
(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events
Item 8.01	Other Events

On January 26, 2005, Alan J. Lacy, Chairman, President and CEO of Sears, Roebuck and Co. ("Sears") adopted a pre-arranged stock trading plan intended to satisfy Rule 10b5-1 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). This plan relates to the sale of stock that may be purchased upon the exercise of options to purchase a maximum of 1,139,062 Sears common shares that were previously granted to Mr. Lacy. In accordance with the terms of the Agreement and Plan of Merger by and among Kmart Holding Corporation, Sears, Roebuck and Co., Sears Holdings Corporation, Kmart Acquisition Corp. and Sears Acquisition Corp. (the "Merger"), Mr. Lacy would receive a cash payment for all options not previously exercised at the time of the Merger, at the price disclosed in the Agreement and Plan of Merger. The plan is intended to permit Mr. Lacy to exercise options prior to the consummation of the Merger, and all transactions under the plan will be effectuated prior to the Merger.

The plan will be implemented through the brokerage firm of Merrill Lynch, Pierce, Fenner & Smith Incorporated. The transactions under the plan will only be executed if the market price of Sears stock exceeds the exercise price of the stock options. The transactions will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.

Under Rule 10b5-1, corporate insiders may adopt a prearranged plan or contract for the sale of company securities under specified conditions and times. Using these plans, individuals can prudently manage their investment portfolios.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS, ROEBUCK AND CO.
By:	/s/ Michael J. Graham Michael J. Graham Vice President and Controller

Date: February 9, 2005

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